January 15, 2026
Dear Meredith:
We refer to that certain Employment Letter Agreement, dated as of July 21, 2020, between The New York Times Company (the “Company”) and you (the “Employment Agreement”). For good and valuable consideration, we agree to amend the Employment Agreement, effective as of the date hereof, as follows:
1.    The “At-Will Employment” provision of the Employment Agreement is hereby amending by adding the following paragraph immediately following the second paragraph thereof:
“Notwithstanding the forgoing, if your employment is terminated (i) by the Company without Cause, and other than as a result of (A) your death, or (B) your Disability, or (ii) by you for Good Reason, and in either case of clauses (i) or (ii), such termination occurs within 12 months following a Change in Control (as defined on Appendix A), then subject to your continued compliance with the provisions contained in Appendix B hereto, you will be entitled to receive (w) a lump sum payment equal to two times your Base Salary as then in effect, (x) a lump sum payment equal to two times your Annual Incentive Target under the Company’s Annual Incentive Plan for the year of termination, (y) the Accrued Obligations, and (z) a lump sum payment equal to 24 times the monthly cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage (measured as of the date of your termination) (collectively, the “CiC Severance Benefits”). The amounts described in clauses (x), (y), and (z) shall be paid on the Payment Date. For the avoidance of doubt, if you become eligible to receive the CiC Severance Benefits, then you shall not be eligible to receive any payments or benefits pursuant to the preceding paragraph.”
2.    The “At-Will Employment” provision of the Employment Agreement is hereby further amended by deleting the penultimate paragraph of that provision and replacing it in its entirety with the following:
“Notwithstanding the foregoing, the obligations of the Company to pay any amounts or benefits pursuant to the preceding paragraphs will be subject to and conditioned upon (i) your execution and delivery to the Company within 60 days following your employment termination date of a general waiver and release of claims in favor of the Company and its related parties (in a form substantially in the form attached hereto), and (ii) such release agreement, once executed by you and delivered to the Company, becoming irrevocable and final under applicable law prior to the end of such 60-day period. The “Payment Date” shall be the first regularly scheduled payroll date following the effective date of the foregoing release. If and to the extent that such 60-day release consideration period shall extend after the end of the calendar year in which employment termination occurs, then the Payment Date shall be the later of (i) the effective date of such release agreement, and (ii) the first regularly scheduled payroll date in the subsequent calendar year. Should you not execute such release or execute and then revoke it, or should your employment terminate for any reason other than those set forth in the preceding paragraphs, you will not be entitled to any of the payments and benefits set forth in the preceding paragraphs.”
3.    The “Section 409A” provision of the Employment Agreement is hereby amended by deleting it and replacing it in its entirety with the following:
“This agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder and shall be construed and administered in accordance with such intent. It is intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).
To the extent (A) any payments or benefits to which you become entitled under this agreement, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (B) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earlier of (i) the date that is immediately following the expiration of the six month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment that would result in your receipt of deferred compensation under Section 409A of the Code must also constitute a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)). The determination of whether you have incurred a “separation from service” shall not cause any forfeiture of deferred compensation subject to Section 409A of the Code on your part, but shall only act, if applicable, as a delay in your receipt of deferred compensation until such time as you incur a “separation from service.” It is intended that each installment of any payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). In addition, notwithstanding anything to the contrary herein, if a Change in Control does constitute a “change in ownership”, a “change in effective control”, or a “change in ownership of a substantial portion of the Company’s assets”, as defined Section 409A of the Code, payment of the CiC Severance Benefits shall be made in monthly installments over the 15-month period following your termination of employment, to the extent required by Section 409A of the Code.
To the extent that any provision of this agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are either exempt from or comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). In no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.”
4.    The Employment Agreement is hereby amended to add the following new provision entitled “Section 280G” immediately following the “Section 409A” provision of the Employment Agreement, and all subsequent sections are hereby updated accordingly:
“If any payment or benefit that you would receive pursuant to this agreement or otherwise (“Payment”) would: (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the largest portion, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for you and in compliance with Section 409A of the Code. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. All determinations to be made under this paragraph shall be made by an independent public accounting firm selected by the Company immediately prior to an event giving rise to a potential parachute payment (the “Accounting Firm”), which shall provide its determinations and any supporting calculations to both you and the Company within 30 days after such event. Any such determination by the Accounting Firm shall be binding upon you and the Company. All of the fees and expenses of the Accounting Firm in performing the determinations shall be borne solely by the Company.”
5.    Appendix A to the Employment Agreement is hereby amended to add the following definition immediately after the “Cause” definition:
““Change in Control” shall have the meaning set forth in the Company’s 2020 Incentive Compensation Plan, as in effect on the date hereof.”
6.    Appendix B to the Employment Agreement is hereby deleted in its entirety and replaced with the Appendix B attached hereto.
7.    Except as described in this agreement, the Employment Agreement, and all terms and provisions thereof, remains in full force and effect.
* * * * * * * * * *

Please sign, date, and return to us this agreement to indicate your acceptance of the amendments to the Employment Agreement.
Sincerely,

The New York Times Company

By:	/s/ Rachel Glaser
Rachel Glaser
Presiding Director

Accepted:

By:	/s/ Meredith Kopit Levien
Meredith Kopit Levien

Date: January 15, 2026

Appendix B
    In consideration of your continued employment by the Company, the mutual covenants and promises herein, and other good and valuable consideration related to your employment, and with the intention of being legally bound, you and the Company enter into this Agreement as follows:
1.    Definitions.
1.1    “Competing Business” means any entity (or a division or portion of an entity) whose current or planned primary business is the generation of journalistic content and/or the provision of journalistic content (including but not limited to by means of subscription services).
1.2    “Confidential Information” means any and all non-public information concerning the Company Group, in any format (whether provided to or created or compiled by you and whether or not meeting the legal definition of a trade secret), including, without limitation, the following: (a) business, strategic, and/or staffing plans and financial information including forecasts, budgets, pricing and sales; (b) lists of, and information about, customers and prospective customers; (c) marketing activities, including plans, promotions, and research and development; (d) business operations and internal organizational structure; (e) proposed services and products; (f) contracts with customers, clients or other third parties; (g) the identities of distributors, contractors, consultants and vendors utilized in the Company Group’s business and the details of the Company Group’s relationship with them; (h) information concerning Company employees or agents, such as compensation, benefits or personal information; (i) personal information about subscribers, registered users or others; (j) the nature and content of proprietary or licensed third-party software used by the Company Group, source code, coding standards and techniques, processes and systems, technical data, research, product or service ideas or plans, software codes and designs, algorithms, laboratory notebooks, processes, formulas, techniques, mask works, engineering designs and drawings, and hardware configuration information; (k) unpatented inventions and related information, patent applications, technological innovations, originally created and/or customized software (including but not limited to features, specifications and source code); (l) information concerning journalistic operations such as future editorial plans and unpublished editorial material (including story ideas, files, research and story drafts), the identity of anonymous sources, and know-how about operations that are unique to the Company Group; (m) any legal, business, communications/public relations or financial advice sought by or received by the Company Group; or (n) any information which a reasonable person would want to know before making a decision to buy or sell securities. Confidential Information need not be marked “confidential” or otherwise labeled to qualify as Confidential Information. Confidential Information does not include information (x) rightfully in your possession without confidentiality obligations or part of your general skill, knowledge, know-how or experience; or (y) is disclosed to you without confidential or proprietary restriction by a third party who rightfully possesses and shares the information. Confidential Information includes any and all information that the Company Group is obligated to maintain as confidential or that the Company Group may receive or has received from others with any understanding, express or implied, that it will not be disclosed.
1.3    “Intellectual Property” means all writings, literary works, photographs, video recordings, audio recordings, audio-visual recordings, drawings, designs, inventions, patents, business methods or processes, designs, discoveries, innovations, know-how, improvements, trademarks, works of authorship, information, trade secrets, source code, computer programs, mask works, and domain names, and all other forms of intellectual property (or proprietary works) that can be owned or subject to legal control. Intellectual Property also includes any or all (a) products, processes, services, software, data, technology, inventions, developments, databases, compilations and other work product of any nature whatsoever, in tangible or intangible form and (b) all enhancements, additions, modifications, extensions, updates, new versions, translations, improvements and derivative works of and to the items in subparagraph (a).
1.4    “Restricted Area” means any location worldwide in which the Company Group engages in, conducts or, to your knowledge, has plans to engage in or conduct its business activities, including any location in which the Company Group has consumers of its content, products, or services.
2.    Use of Confidential Information.
2.1    The parties recognize that the business of the Company Group and the nature of your employment will permit you to have access to Confidential Information of the Company Group, that such Confidential Information is the property of the Company Group, and that any unauthorized disclosure thereof may be highly prejudicial to their respective interests.
2.2    Except as provided in Section 2.3, you shall maintain in secrecy and will take all reasonable and necessary measures to prevent unauthorized use or disclosure of all Confidential Information of the Company Group in accordance with Company policies. You will not, without the express written consent of the Board, use, appropriate or reproduce Confidential Information or disclose or make available Confidential Information to any third party for any purpose other than the proper performance of your duties with the Company. If served with a subpoena, court order or other legal document requiring the disclosure of Confidential information, you will (unless such notice is prohibited by law or as is permitted in Section 2.3) promptly provide notice to the Company’s legal department so that it may take permissible steps to protect the Confidential Information, and you will fully cooperate during employment and thereafter in such efforts.
2.3    Nothing in this Appendix B shall prohibit or restrict you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a government agency or entity, or from making other disclosures that are protected under the whistle-blower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this subsection, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
3.    Intellectual Property.
3.1    Work for Hire: You acknowledge that all Intellectual Property created or developed by you within the scope of your employment is the property of the Company as “work made for hire” under the U.S. Copyright Act and comparable laws of other countries. Nothing herein shall be construed to limit or diminish any rights or interests the Company would have in such works absent this Appendix B. Nothing in this Appendix B grants you rights in our to the Intellectual Property of the Company (“Company Intellectual Property”).
3.2    Assignment of Rights to Company Intellectual Property: Except as provided in Section 3.3, and without limiting Section 3.1, you fully and finally grant and assign to the Company all of your rights, title and interest, present and future, in and to all Company Intellectual Property (collectively, the “Assigned Rights”). You will cooperate during employment and thereafter if needed to secure the Company’s Assigned Rights, including by the execution of all documentation which the Company deems necessary to control such rights. You hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf to execute and file any such documentation or conduct other activity related to such Assigned Rights.
3.3    Excluded Intellectual Property: This Appendix B does not require you to assign or offer to assign any rights in Intellectual Property that (a) was created prior to employment with the Company; or (b) was developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information, unless it either relates directly to the Company’s business and your position with the Company or results from any work performed by you for the Company Group (collectively, “Excluded IP”). In addition, this Appendix B does not require you to assign or offer to assign any rights in Intellectual Property that cannot be assigned pursuant to applicable state law.
3.4    License to Excluded IP: You agree not to use any Excluded IP in connection with your employment with the Company without the Company’s prior written permission. If, in the course of your employment with the Company, you use, or incorporate into Company work product, Intellectual Property owned by you including, without limitation, any Excluded IP, you hereby grant to the Company Group and its licensees a nonexclusive, royalty-free, irrevocable, perpetual, worldwide, fully-paid up, sublicensable worldwide license to use, display, publish, reproduce, prepare derivative works based upon, display, perform, distribute, modify, and sell such Intellectual Property in all media, including for editorial and commercial purposes.
3.5    Waiver: To the maximum extent permitted by applicable law, you waive all claims with respect to the rights granted by you hereunder, including but not limited to all claims arising from the Company’s exercise of rights granted to or possessed by it pursuant to this Appendix B, including but not limited to intellectual property rights and rights of publicity.
3.6    Company’s Rights are Reserved: Nothing in this Appendix B grants you rights in or to any Company Intellectual Property. This Appendix B is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the ownership of Intellectual Property, or the protection of trade secrets or confidential or proprietary information.
3.7    Third-Party Intellectual Property: You agree not to incorporate any Intellectual Property owned, in whole or in part, by any third party (e.g., a former employer) into any Company work product, except with the Board’s prior written permission.
3.8    Maintenance of Records: You will promptly disclose, to the Company, any inventions, patents, source code, or computer programs, conceived, created, or developed by you within the scope of your employment with the Company, and to the extent required by applicable law, such disclosure shall be received in confidence for the purpose of determining the rights therein. You will maintain complete records of any such materials developed by you during employment with the Company and will fully cooperate during employment and thereafter in taking all steps necessary to secure, maintain and enforce the Company’s rights, title and interest in the assigned Company Intellectual Property. The records will be available to and remain the sole property of the Company at all times. You agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy. You agree to deliver all such records (including any copies thereof) to the Company at the time of termination of employment for any reason.

4.    Return of Confidential Information and Other Company Property. The Company may require you at any time during your employment, and will require you upon termination of employment for any reason, to (i) return to the Company all property, including but not limited to computers, laptops, personal handheld devices and mobile phones, documents, data, software, access cards, and credit cards; and (ii) delete from your own computer equipment, mobile telephone or any other personal account or device (or personal email or cloud account, external drive or other form of data storage) any Confidential Information or Intellectual Property of the Company. Upon the Company’s request, you shall certify in writing to the Company that no such Confidential Information or other Company property remains in your possession or control.
5.    Restrictive Covenants.
5.1    Non-Competition:
(i)    You agree that during your employment and for a period of fifteen (15) months following the termination of your employment for any reason, you will not, without the Board’s express written consent, directly or indirectly engage in, provide services to, or participate in any activity with a Competing Business in the Restricted Area, whether on your own account or as principal, partner, shareholder, director, employee, consultant or in any other competitive capacity. For the avoidance of doubt, this Section 5.1 does not prohibit you from purchasing for investment up to 2% of the total capital stock of a publicly traded company, and the foregoing provision only prohibits you from serving in a position where you might use or share Confidential Information.
5.2    Non-Solicitation of Employees and Non-Interference: During your employment with the Company and for a period of eighteen (18) months following the termination of your employment for any reason, you will not, directly or indirectly, solicit, induce, recruit, encourage, or take away (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any employee or independent contractor of the Company Group to leave their employment or engagement with the Company Group (either for employment with you or with any other entity or person), or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company Group. During your employment with the Company and for a period of fifteen (15) months following the termination of your employment for any reason, you hereby agree not to (nor shall you cause, encourage or provide assistance to, anyone else to), directly or indirectly interfere with the Company Group’s relationships with any of its current or prospective suppliers, vendors or joint venture partners. For the avoidance of doubt, this Section 5.2, does not prohibit you from hiring or engaging any individual who responds to a general solicitation or job posting that is not directed towards any specific individual or any employee or independent contractor of the Company Group.
5.3    Non-Disparagement: Except as provided in Section 2.3, you agree that during your employment and following your termination of employment for any reason, you will not in any way disparage the Company Group or its officers, directors or employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of the Company Group; provided, however, that you shall not be prohibited from disclosing the details or underlying facts and circumstances of claims of discrimination or harassment on the basis of a characteristic protected by applicable law or related claims of retaliation. Nothing herein shall prevent you from testifying truthfully under oath to enforce or defend your rights under this Appendix B or any other agreement with the Company or otherwise pursuant to any court order, subpoena, or disclosures required by law.

6.    Severability. In the event that any one or more of the provisions of this Appendix B are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Appendix B are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
7.    Remedies For Threatened or Actual Breach. You agree that in the event of a threatened or actual breach of Section 2, Section 3, Section 4, or Section 5, in whole or in part, the resulting damage would be irreparable and thus difficult or impossible to determine, and that, in any event, there would not be an adequate remedy at law to protect against or remedy any damage, even if money damages may be awarded. You further acknowledge that your skills and knowledge are special, unique and extraordinary and that any breach or threatened breach of Section 2, Section 3, Section 4, or Section 5 would result in immediate and irreparable injury to the Company. You therefore agree that, in addition to any money damages or other equitable relief as may be deemed proper by a court or arbitrator of competent jurisdiction, the Company is entitled to immediately restrain and enjoin you from any activity in breach of this Appendix B and/or in aid of arbitration, without the necessity of posting bond or other security, if such a breach occurs or is imminent or threatened.
8.    Survival of Rights. The terms and conditions in Section 2, Section 3, Section 4, and Section 5 of this Appendix B are necessary to protect the rights and interests of the Company and you and will survive the termination or expiration of this Appendix B. The terms and conditions of this Appendix B providing for any activity following the effective date of termination or expiration of this Appendix B will survive until such time as those terms and conditions have been fulfilled or satisfied.
9.    Governing Law. This Appendix B and any disputes relating in any way to this Appendix B will be construed and interpreted in accordance with and governed by the laws of the State of New York. With respect to this Appendix B and any suit, action or other proceeding arising from or relating to this Appendix B, subject to any agreement to arbitrate between the parties, each party hereby submits itself for the sole purpose of this Appendix B and any controversy arising under this Appendix B to the exclusive jurisdiction of the federal or state courts (and any courts of appeal there from) located in the State of New York and waives any objection to the jurisdiction, forum, or venue of such courts.
10.    Interpretation. Headings are used for reference only and shall not be considered when interpreting this Appendix B. Each of the terms “include,” “includes,” and “including” is deemed to be followed by “without limitation”. The term “Company” as used herein means The New York Times Company.